UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________
Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):
January 27, 2012

Westinghouse Solar, Inc. (Exact name of registrant as specified in its charter)
Delaware	001-33695	90-0181035
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

1475 S. Bascom Ave. Suite 101, Campbell, California 95008
(Address of principal executive offices)

Registrant’s telephone number, including area code:  (408) 402-9400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

On January 27, 2012, the Superior Court of the State of California, County of Santa Clara, filed an order (the "State Derivative Order") granting final approval to the settlement of the state derivative complaint filed against Westinghouse Solar, Inc. (the "Company") (formerly Akeena Solar, Inc.) and certain of the Company's officers and directors on May 28, 2010, captioned Dulgarian v. Cinnamon et al., Case No. 1:10-CV-173351. Pursuant to the State Derivative Order, the state derivative lawsuit was dismissed in its entirety with prejudice and on the merits. The settlement resulted in a release of all claims and did not provide for the payment of monetary compensation to shareholders; rather, it provided for certain additions to the Company’s corporate governance policies and procedures and for the payment of plaintiff’s attorneys’ fees and litigation expenses to be paid exclusively from the proceeds of the Company's directors and officers liability insurance.

Previously, on December 15, 2011, the United States District Court for the Northern District of California entered an order (the "Class Action Order") granting final approval to the settlement of the class action complaint filed against the Company and certain of the Company's officers on May 18, 2009, captioned Hodges v. Akeena Solar, Inc., et al., Case No. C-09-02147. Pursuant to the settlement and Class Action Order, the class action lawsuit was dismissed in its entirety with prejudice and on the merits, resulting in a release of all claims and a cash payment made exclusively from the proceeds of the Company's directors' and officers' liability insurance.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 27, 2012	WESTINGHOUSE SOLAR, INC.
By: /s/ Margaret R. Randazzo
Margaret R. Randazzo,
Chief Financial Officer